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                                                                   EXHIBIT 10.4



                                Arris Group, Inc.
                             11450 Technology Circle
                              Duluth, Georgia 30097

                                 March 11, 2003

Nortel Networks Inc.
221 Lakeside Boulevard
Richardson, Texas  75082-4399

Ladies and Gentlemen:

         This letter memorializes certain agreements that we have reached with respect to the Registration Rights Agreement by and between Nortel Networks Inc. ("Investor"), as successor in interest to Nortel Networks LLC (which was merged with and into Nortel as of December 31, 2002), and Arris Group, Inc. ("Newco") dated as of August 3, 2001 (the "Agreement").

         We have agreed that:

(1) the limitations contained in Subsections 4(b) and (c) of the Agreement shall not apply to any shares of Common Stock of Newco loaned pursuant to the Master Securities Loan Agreement by and between Investor and CIBC World Markets Corp. dated as of March 11, 2003 (the "Loan Agreement"), and any substitutes therefor that are returned in lieu thereof pursuant to the Loan Agreement (collectively, the "Covered Shares");

(2) any shares that are returned pursuant to the Loan Agreement shall constitute "Registrable Shares" for purposes of the Agreement;

(3) the Stockholders (as defined in the Agreement) shall be entitled to have the Covered Shares registered or reregistered, as the case may be, including more than once. It is understood that all of the provisions of the Agreement shall apply to the registration of the Covered Shares; and

(4) notwithstanding the limitation contained in Subsection 4(b) of the Agreement, if at any time the residual Registrable Shares held by Investor is less than 5% of the then outstanding shares of Common Stock of Newco, Investor shall be entitled to cause Newco to effect a single registration under Section 1 of the Agreement of all (but not less than all) of the residual Registrable Shares, provided that Investor is not then entitled to sell the entire amount of residual Registrable Shares pursuant to Rule 144(e)(1) promulgated under the Securities Act of 1933, as amended.

         In addition to the foregoing agreements, Newco acknowledges that the transactions contemplated under the Loan Agreement are not inconsistent with the Second Amended and Restated Investor Rights Agreement, dated as of June 7, 2002 (the "Investor Rights Agreement"), and that Investor shall be deemed to "Beneficially Own" (as defined in the Investor Rights Agreement) the Covered Shares for purposes of the Investor Rights Agreement while such shares are loaned under the Loan Agreement.


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         Newco also agrees to reimburse Investor for legal fees and expenses of outside counsel to Investor in connection with the negotiation of the Loan Agreement; provided, however, that Newco shall not be liable for aggregate fees and expenses in excess of $5,000.

         If the foregoing accurately reflects our agreements, please sign where indicated below.

                                      Sincerely yours,

                                      Arris Group, Inc.


                                      By:
                                         --------------------------------------
                                           Lawrence Margolis
                                           Executive Vice President



Agreed to:

Nortel Networks Inc.

By:
   ---------------------------------
Its:
    --------------------------------


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